Exhibit 99.1

ACI Worldwide, Inc. 120 Broadway - Suite 3350 New York, NY 10271 646.348.6700 FAX 212.479.4000	News Release

Investors contact:	Media contact:
Tamar Gerber	Jim Maxwell
Vice President, Investor Relations	Manager, Public Relations
646.348.6706	402.390.8906

CONFIDENTIAL DRAFT

ACI Worldwide, Inc. Reports Preliminary Financial

Results for Quarter Ended September 30, 2007 and

Establishment of Strategic Alliance with IBM

KEY TRANSACTION HIGHLIGHTS:

•                  ACI to partner with IBM on global scale to deliver next generation payment solutions

•                  Transformational transaction which significantly expands addressable market universe of potential customers for ACI

•                  Long-term alliance to deploy a new generation of ACI software on IBM’s Z Series

•                  IBM issued warrants, half exercisable at $27.50/share and the balance at $33.00/share

QUARTERLY OPERATING HIGHLIGHTS

•                  Generated $32 million sequential rise in 60-month backlog

•                  $4.5 million rise in sequential deferred revenue

•                  Closed a $5 million contract with a U.S. money-center bank to provide BASE24 and ACI Proactive Risk Manager, illustrating success in multi-product sales

	Quarter Ended
	September 30, 2007	Better / (Worse) September 30, 2006	Better / (Worse) September 30, 2006
Operating Free Cash Flow ($Mil)	$1.6	$(10.9)	(87)%
60 month Backlog ($Bil)	$1.302	$0.076	6%
Revenues ($Mil)	$84.7	$(3.5)	(4)%

(NEW YORK — December 17, 2007) —   ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of software for electronic payment systems, today announced preliminary financial results for the period ending September 30, 2007. The financial information presented in this press release is preliminary and subject to completion of our financial close and audit. The Company is substantially complete with its close; however, there are some open issues with income taxes that will delay the filing of our SEC Form 10-K. We will hold a conference call on December 17, 2007, at 4:30 p.m. EST to discuss this information. Interested persons may also access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors.

On December 16, 2007, we signed a definitive agreement with IBM that formalized a new strategic alliance. Pursuant to the agreement, we will deploy a new generation of ACI software integrated and optimized on IBM’s System z platform, thereby enhancing security and resiliency of the operations of global financial clients. IBM will assist ACI with software enablement and marketing and provide sales incentives on IBM products and services. ACI plans to use IBM data centers globally to host its integrated software in an on-demand environment.  Joint sales and technical teams will sell ACI’s solutions on System z and support migrations to IBM platforms. IBM will receive warrants to purchase up to 8% of ACI’s outstanding shares, half exercisable at $27.50/share and the balance at $33.00/share.

“We are delighted to launch this transformational alliance with IBM.  The partnership provides ACI with an opportunity to extend our reach among the world’s top 2,000 banks, where System z is the leading platform, and helps IBM expand their footprint in the payments arena.  It also helps us exploit the global opportunity for ACI’s on-demand initiative by working with IBM to utilize their proven data centers to host our software.  We are especially pleased to share and build upon best-of-breed practices with a proven industry leader,” said ACI Chief Executive Officer Philip G. Heasley.

“In terms of the operating business, we had a very strong sales quarter as evidenced by our growing backlog. In addition, our deferred revenue continues to grow.” Heasley added

Notable new business during the quarter included:

•                  China: Proactive Risk Manager sale to a bank for debit and credit card fraud detection.

•                  Thailand: Our largest Asian contract to date comprised of BASE24-epsTM and ACI Payments Manager for a services company.

•                  Russia: A BASE24-atm product sale at a large bank.

•                  United Kingdom: Signed a significant contract with a large financial services firm for BASE24-epsTM, ACI Payments Manager, ACI Communication Services, and our Automated Key Distribution System.

•                  United States: Licensed BASE24- epsTM, ACI Payments Manager, ACI Claims Manager, and Relate (a third-party product) to a large credit card company.

•                  Twelve new customers signed, including new users of ACI Enterprise Banker, ACI Data Wise and Proactive Risk Manager.

•                  Twenty-nine new applications added to existing customer relationships ranging from ACI Retail Commerce Server to Proactive Risk Manager for Enterprise Services, and Simulation Services for Enterprise Testing.

PRELIMINARY FINANCIAL SUMMARY

The financial information enclosed herein is preliminary and subject to completion of our financial close and audit.  The Company is currently reviewing certain tax deductions previously taken on its US federal tax returns for fiscal years September 30, 2004 through 2006. The Company is still evaluating the impact to its financial statements, if any, from this analysis.

The Company’s preliminary operating free cash flow estimate is approximately $1.6 million compared to $12.5 million for the September 2006 quarter. The decline in our estimated operating free cash flow was primarily due to a $13 million reduction in upfront fees related to capacity and licensing in the September 2007 quarter as compared to the same quarter in the year prior.

As of September 30, 2007, our estimated 60-month backlog was $1.302 billion, compared to $1.270 billion as of June 30, 2007, and compared to $1.226 billion as of September 30, 2006. The sequential growth of $32 million in our 60-month backlog was comprised primarily of ACI EMEA growth of $23 million and Americas growth of $7 million. As of September 30, 2007, our 12-month backlog was $330 million, as compared to $316 million for the quarter ended June 30, 2007, and $289 million for the quarter ended September 30, 2006.

Revenue was estimated at approximately $84.7 million in the quarter ended September 2007, a decrease of approximately 4 percent over the prior-year period revenue of $88.2 million. The decrease was largely attributable to capacity revenue of $8.5 million in the September 2006 quarter as compared to $3.1 million in the September 2007 quarter as well as $18.1 million in non-recurring license fees booked in the September 2006 quarter as compared to $9.5 million in non-recurring license fees booked in the current quarter. Sequentially, our deferred revenue increased by $4.5 million compared to a sequential increase of $4.0 million in the September 2006 quarter while our year-over-year deferred revenue rose by $27.9 million, reflecting the business’ emphasis on selling longer term products and services to both new and existing customers resulting in lengthier revenue recognition cycles.

Operating expenses were estimated at $92.6 million in the September 2007 quarter compared to $85.7 million in the September 2006 quarter. The change in operating expenses was due to the following factors: organic operating expenses for the quarter grew $1.8 million on a year-over-year basis when adjusted for the expense of $8.5 million in the September 2006 quarter pertaining to settlement of a lawsuit, a further $9.0 million of current year quarterly expenses were related to acquisitions, $(1.5) million related to the review of historical stock option practices and vested share option settlement, and $3.1 million related to non-recurring employee costs.

Other expense for the quarter was approximately $2.5 million, compared to other income of $1.3 million in the September 2006 quarter. The increase in other expense resulted from the following factors: FAS 133 non-cash charge of $2.1 million for loss on a derivative instrument; reduction of cash and cash equivalents due to funding of share repurchase program, which also impacted interest income received; and interest expense paid on the outstanding credit facility. This was partially offset by a gain on foreign exchange.

We anticipate that we will incur a pretax loss of approximately $10.4 million. However, we are not yet complete with our financial closing process in the area of income taxes. As such, net income and earnings per share metrics are not available.

Total shares outstanding were 35.7 million as of September 30, 2007, as compared to 37.3 million shares outstanding as of September 30, 2006. Shares repurchased in the quarter totaled 992,814 shares at an average price of $27.13 or $26.9 million. Year to date as of November 23, we have repurchased 1,622,386 shares at an average price of $27.67.

Certain amounts previously expected to move from backlog to revenue in calendar year 2007 are now expected to remain in backlog until calendar year 2008. Thus, it is anticipated that backlog will be higher and revenue lower than previous guidance. In addition, certain transactions that were assumed to contribute to operating free cash flow in calendar year 2007 are anticipated to close prior to year end but the receipt of cash will be delayed until 2008. Given the circumstances described above, in addition to the incomplete nature of our income taxes as of September 30, 2007 quarter close and the pending accounting impact of the IBM alliance, previous financial guidance is rescinded.

 -End-

About ACI Worldwide, Inc.

Every second of every day, ACI Worldwide solutions are at work processing electronic payments, managing risk, automating back office systems and providing application infrastructure services.   ACI is a leading international provider of solutions for banking, retail and cross-industry systems.  ACI serves more than 800 customers in 84 countries including many of the world’s largest financial institutions, retailers and payment processors.  Visit ACI Worldwide at www.aciworldwide.com.

Non GAAP Financial Measures

This press release includes operating free cash flow and backlog estimates. ACI is presenting these non-GAAP guidance measures to provide more transparency to its earnings, focusing on operations before selected non-cash items, operating free cash flow and backlog.

ACI is presenting operating free cash flow, which is defined by our net cash provided by operating activities, adjusted for one-time items, minus capital expenditures. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities.   Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G.  We define operating free cash flow as net cash provided (used) by operating activities, excluding cash payments associated with the cash settlement of stock options, cash payments associated with one-time employee related actions, and less capital expenditures.  We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities.  Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided (used) by operating activities.  A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures.  Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, loss from operations and net loss per share calculated in accordance with GAAP. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that this measure can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items, which do not directly affect our ongoing cash flow.

ACI also includes backlog estimates which are all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period.  We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.  Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G.  Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•                  Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•                  License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•                  Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•                  Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•                  Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences.  Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods.  Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

The presentation of these non-GAAP financial measures should be considered in addition to the our GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of net cash provided by operating activities to operating free cash flow and GAAP earnings per share to non-GAAP adjusted earnings per share follows.

Table 1: Reconciliation of Operating Free Cash Flow

	Quarter Ended September 30,
(millions)	2007	2006
Net cash from operating activities	$(1.5)	$13.0
One-time items:
Net after-tax cash payments associated with stock option	3.7	0.0
Net after-tax cash payments associated with Emp. Related Actions	0.7	0.0
Less capital expenditures	(1.3)	(0.5)
Operating Free Cash Flow	$1.6	$12.5

Table 2: Backlog 60- Month

	Quarter Ended
	September 30,	June 30,	September 30,	June 30,
(millions)	2007	2007	2006	2006
Americas	$660	$653	$671	$529
EMEA	508	485	433	424
Asia/Pacific	134	133	122	125
Backlog 60-Month	$1,302	$1,270	$1,226	$1,078

Backlog breakout
ACI Organic	$1,144	$1,095	$1,072	$1,050
Acquisitions	158	175	154	20
Divestitures	0	0	0	8
Backlog 60-Month	$1,302	$1,270	$1,226	$1,078

Table 3: Revenues by Channel

	Quarter Ended
	September 30,
	2007	2006
Revenues:
United States	$30.2	$31.5
Americas International	13.5	14.6
Americas	$43.7	$46.1
EMEA	31.0	31.0
Asia/Pacific	10.0	11.1
Revenues	$84.7	$88.2

Table 4: Monthly Recurring Revenue

	Quarter Ended
	September 30,
(millions)	2007	2006

Monthly license fees	$16.1	$16.0
Maintenance fees	31.3	27.7
Processing Services	8.4	3.3
Monthly Recurring Revenue	$55.8	$47.0

Table 5: Deferred Revenue

	Quarter Ended
	September 30,	June 30,	September 30,	June 30,
(millions)	2007	2007	2006	2006

Acquisitions	$8.3	$9.8	$4.5	$0.5
ACI Organic	88.7	87.3	74.5	78.3
Short Term Deferred Revenue	$97.0	$97.1	$79.0	$78.8

Acquisitions	$3.4	$3.0	$0.0	$0.0
ACI Organic	26.9	22.7	20.4	16.6
Long Term Deferred Revenue	$30.3	$25.7	$20.4	$16.6

Total Deferred Revenue	$127.3	$122.8	$99.4	$95.4

Table 6: Deferred Expenses

	Quarter Ended
	September 30,	June 30,	September 30,	June 30,
(millions)	2007	2007	2006	2006

Acquisitions	$0.2	$0.1	$0.0	$0.0
ACI Organic	7.2	6.2	3.9	5.9
Total Deferred Expenses	$7.4	$6.3	$3.9	$5.9

Table 7: Organic versus Acquisition Comparisons (millions)

	Year over Year Increase/Decrease in Revenue	Year over Year Increase/Decrease in Op. Expenses	Jun-Sep y-o-y Quarterly Movement in Deferred Revenue	Jun-Sep y-o-y Quarterly Movement in Deferred Expense
2006 Quarter	$88.2	$85.7	$4.0	$(2.0)

Organic	$(15.1)	$1.8	$4.7	$3.1
Acquisitions	11.6	9.0	(4.2)	(0.0)
Intangible Amortization	—	2.9	—	—
Stock Options	—	(1.5)	—	—
Employee related Costs	—	2.6	—	—
Other Employee	—	0.5	—	—
Shareholder Lawsuit Settlement	—	(8.5)	—	—
Net Change	$(3.5)	$6.9	$0.5	$(3.1)

2007 Quarter	$84.7	$92.6	$4.5	$1.1

Forward-Looking Statements

This presentation contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as the Company “believes,” “ will,” “expects,” “looks forward to,” and words and phrases of similar impact.

The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this presentation include, but are not limited to, statements regarding the:

•                  Expected benefits of the IBM alliance;

•                  Company’s expectations with respect to total sales, mix of sales and sales mix impact on backlog, GAAP revenues ,   operating free cash flow metrics; and

•                  Expectations concerning timing and amount of  backlog, revenue and receipt of cash

Any or all of the forward-looking statements may turn out to be wrong. They can be affected by the judgments and estimates underlying such assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company’s actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements after the date of this presentation.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the Securities and Exchange Commission. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K filed on May 11, 2007, the Company’s Form 10-Q filed on June 29, 2007, the Company’s Form 10-Q filed on August 10, 2007 and the Company’s Form 10-Q filed on September 25, 2007 and specifically the section entitled “Factors That May Affect the Company’s Future Results or the Market Price of the Company’s Common Stock.”

The risks identified in the Company’s filings with the Securities and Exchange Commission include:

•                                          Risks associated with the restatement of the Company’s financial statements;

•                                          Risks associated with not having current financial information available and with the Company will be limited in its ability to register its securities for offer and sale until the Company is deemed a current filer with the SEC;

•                                          Risks associated with the delays in filing its periodic reports, including the need to obtain additional extensions from lenders in the future in order to comply with the financial reporting requirements of the

Company’s bank debt, which failure to do so could have a material adverse effect on the Company’s business, liquidity and financial conditions;

•                                          Risks associated with the potential for the Company’s delisting from the NASDAQ exchange;

•                                          Risks associated with the Company’s performance which could be materially adversely affected by a general economic downturn or  lessening demand in the software sector;

•                                          Risks associated with the complexity of the Company’s software products;

•                                          Risks inherent in making an estimate of the Company’s backlogs which may not be accurate and may not generate the predicted revenue;

•                                          Risks associated with tax positions taken by the Company which require substantial judgment and with which taxing authorities may not agree;

•                                          Risks associated with consolidation in the financial services industry which may adversely impact the number of customers and the Company’s revenues in the future;

•                                          Risks associated with the Company’s stock price which may be volatile;

•                                          Risks associated with conducting international operations;

•                                          Risks regarding the Company’s newly introduced BASE24-eps product which may prove to be unsuccessful in the marketplace;

•                                          Risks associated with the Company’s future profitability which depends on demand for its products; lower demand in the future could adversely affect the Company’s business;

•                                          Risks associated with the Company’s software products which may contain undetected errors or other defects, which could damage its reputation with customers, decrease profitability, and expose the Company to liability;

•                                          Risks associated with future acquisitions and investments which could materially adversely affect the Company;

•                                          Risks associated with the Company’s ability to protect its intellectual property and technology and that the Company may be subject to increasing litigation over its intellectual property rights;

•                                          Risks associated with litigation that could materially adversely affect the Company’s business financial condition and/or results of operations;

•                                          Risks associated with new accounting standards or revised interpretations or guidance regarding existing standards;

•                                          Risks associated with the Company’s offshore software development activities, which may put its intellectual property at risk;

•                                          Risks associated with security breaches or computer viruses, which could disrupt delivery of services and damage the Company’s reputation;

•                                          Risks associated with the Company’s customers who are subject to a regulatory environment and industry standards that may change and reduce the number of transactions in which the customers engage;

•                                          Risks associated with the Company’s ability to comply with privacy regulations imposed on providers of services to financial institutions;

•                                          Risks associated with system failures, which could delay the provision of products and services and damage the Company’s reputation with its customers;

•                                          Risks associated with the Company’s restructuring plan, which may not achieve expected efficiencies; and

•                                          Risks associated with material weaknesses in the Company’s internal control over financial reporting.